Exhibit 99.21

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL COMMENTS ON

FLORIDA STATE BOARD OF ADMINISTRATION LAWSUIT

New York, NY, May 8, 2002 — Alliance Capital Management L.P. (“Alliance Capital”) and Alliance Capital Management Holding L.P. (NYSE: AC) said today that the lawsuit filed against Alliance Capital by the Florida State Board of Administration (“SBA”) is completely without merit, and that the firm intends to defend itself vigorously at every stage of the proceedings.  It said the lawsuit ignores the fact that the firm, like thousands of other investors, was misled by what appears to have been a massive fraud perpetrated by Enron Corporation. According to Alliance Capital, the SBA is seeking to recoup from its long-time and now former investment manager, an investment loss in Enron that is properly attributable to the misconduct of Enron itself, and others.

The lawsuit, which was filed yesterday in state court in Leon County, Florida, alleges causes of action for breach of contract, breach of covenant of good faith and fair dealing, breach of fiduciary duty, negligence, gross negligence and a claim under the Florida Securities and Investor Protection Act.  The complaint seeks in excess of $300 million in compensatory damages as well as punitive damages.  The allegations in the complaint, Alliance Capital said, are simply untrue.

Bruce Calvert, Alliance Capital’s Chairman and Chief Executive Officer, stated, “This lawsuit is particularly regrettable given the extraordinary record of success Alliance Capital achieved for the SBA over our seventeen-year relationship.  Alliance Capital managed the SBA account with care and integrity, and has the results to prove it.  The SBA’s loss in Enron is, of course, unfortunate — but the blame for that loss properly belongs not to us but to Enron and others who may have helped it mislead investors.  We offered our assistance to the SBA in its efforts to obtain redress from Enron and any other responsible parties.  It is disappointing that its response was not to accept that help but to file this lawsuit.  We believe the suit is without merit and we will defend ourselves vigorously at every stage of the proceedings.”

Alliance Capital said that, in making the investments, it considered the information available to it at the time, and that its decisions were reasonable given that available information.  The portfolio manager for the SBA account bought Enron common stock based on his professional judgment that Enron’s assets and long-term earnings power were undervalued.  This conclusion was based on, among other things, Enron’s SEC filings, its audited financial statements, and numerous representations by Enron’s management, including in numerous in-person meetings and telephonic conversations with Enron senior management throughout 2001.  It now appears plain that Alliance Capital — like other investors, regulators and rating agencies — was knowingly and deliberately misled by Enron, including with respect to the existence and disclosure of off-balance sheet partnerships.  This was best described by a Managing Director for Standard & Poor’s, who stated in testimony before an investigative subcommittee of the U.S. Senate Committee on Governmental Affairs on March 20, 2002, that “Enron made what we later learned were direct and deliberate misrepresentations to us relating to matters of great substance and Enron committed multiple acts of fraud on Standard & Poor’s just as it did to many others with whom Enron dealt.”

Over the course of a seventeen-year business relationship, from December 1984 to December 2001, the SBA, both publicly and in internal memos, repeatedly praised Alliance Capital and the portfolio manager of the SBA account for their outstanding performance.  As recently as June 2001, the SBA extolled the Alliance Capital portfolio manager in an internal memorandum as “one of our best — if not the best—money managers employed by the State Board.”

The SBA’s high praise was based on Alliance Capital’s outstanding performance for the SBA over the seventeen years of their business relationship.  Between 1984, when Alliance Capital began managing a portion of the SBA portfolio under Alliance Capital’s Large Cap Growth strategy, and early December 2001, when the relationship was terminated, Alliance Capital turned the SBA’s overall investment of $344 million into $3.7 billion — even after Enron-related losses.  Alliance Capital’s extraordinarily successful management of the SBA account resulted in a gain of approximately 1,500% during the account relationship, nearly 50% better than the performance of the S&P 500 and more than 50% better than that of the Russell 1000 Growth Index during that same period.

About Alliance Capital

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide.  Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios.  As one of the worlds leading global investment management organizations, Alliance Capital is able to compete for virtually any portfolio assignment in any developed capital market in the world.

Alliance Capital Management Holding L.P.’s principal sources of income and cash flow are attributed to its ownership of Alliance Capital Units.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.